UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETFLIX, INC.

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Netflix, Inc.

100 Winchester Circle

Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2014

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 9, 2014 at 10:00 a.m. local time at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032, for the following purposes:

1.	To elect three Class III directors to hold office until the 2017 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

3.	Advisory approval of the Company’s executive officer compensation;

4.	To approve the Company’s Performance Bonus Plan;

5.	To consider five stockholder proposals, if properly presented at the meeting;

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 11, 2014 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting in person.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.

By order of the Board of Directors

David Hyman

General Counsel and Secretary

April 28, 2014

Los Gatos, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

NETFLIX, INC.

100 Winchester Circle

Los Gatos, California 95032

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 9, 2014, at 10 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about April 28, 2014, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 11, 2014, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed above.

Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our Internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at http://ir.netflix.com/sec.cfm.

Revocability of Proxies

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Voting and Solicitation

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 59,947,618 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two, Three, and Four, and “AGAINST” proposals Five, Six, Seven, Eight and Nine. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement). Changes in regulations have been made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2015 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 29, 2014 in order to be included in the Proxy Statement and proxy materials relating to our 2015 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than February 12, 2015, and no later than March 14, 2015.

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PROPOSAL ONE

PROPOSAL ONE	ELECTION OF DIRECTORS

Nominees

Three Class III directors, Reed Hastings, Jay C. Hoag and A. George (Skip) Battle, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Hastings, Mr. Hoag and Mr. Battle, each of whom is presently a director of the Company. If Mr. Hastings, Mr. Hoag or Mr. Battle is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy, or if no substitute has been nominated, for the remaining nominees. Mr. Hastings, Mr. Hoag and Mr. Battle each has agreed to serve as a director of the Company if elected. The term of office of each director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2017 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.

Required Vote

The three candidates receiving the highest number of affirmative Votes Cast will each be elected as Class III directors.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
Reed Hastings	53	Chief Executive Officer, President and Chairman of the Board, Netflix, Inc.
Jay C. Hoag	55	General Partner, Technology Crossover Ventures
A. George (Skip) Battle	70	Investor

Each nominee has extensive business experience, education and personal skills that qualifies him to serve as an effective Board member. The specific experience, qualifications and skills of Mr. Hastings, Mr. Hoag and Mr. Battle are set forth below.

Reed Hastings has served as the Company’s Chief Executive Officer since 1998 and the Chairman of the Board since inception. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation in August 1997. Mr. Hastings currently serves as a member of the board of directors of Facebook. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.

As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.

Jay C. Hoag has served as one of the Company’s directors since 1999. Since June 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc., Tech Target and Zillow, Inc. and several private companies. Previously Mr. Hoag served on the boards of directors of eHarmony, Inc. and TheStreet.com. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

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PROPOSAL ONE

A. George (Skip) Battle has served as one of the Company’s directors since 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation and as a director of the following public companies: LinkedIn Corporation, OpenTable, Inc., Expedia, Inc. and Workday, Inc. He was previously a director of Advent Software, Inc. and the Masters Select family of mutual funds.

Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.

Directors Not Standing For Election

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration
Richard N. Barton	46	Class I/2015
Timothy M. Haley	59	Class II/2016
Ann Mather	53	Class II/2016
Leslie Kilgore	48	Class II/2016

Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.

Richard N. Barton has served as one of the Company’s directors since 2002. In late 2004, Mr. Barton co-founded Zillow, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. Previously, Mr. Barton founded Expedia, Inc. in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc. and Glassdoor.com. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.

Having founded successful Internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the Internet.

Timothy M. Haley has served as one of the Company’s directors since 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.

Ann Mather has served as one of the Company’s directors since 2010. Ms. Mather has also been a member of the board of directors of: Glu Mobile Inc., a publisher of mobile games, since September 2005 and serves on its nominating and governance committee; Google, Inc., since November 2005 and serves as chair of its audit committee; MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company, since 2010; Solazyme, Inc., a renewable oil and bioproducts company, since April 2011, and serves as chair of its audit committee; and Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since May 2013. Ms. Mather has also been an independent trustee to

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PROPOSAL ONE

the Dodge & Cox Funds board of trustees since May 2011. Ms. Mather was previously a director of: Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, from 2004 to 2009; Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009; Ariat International, Inc., a privately-held manufacturer of footwear for equestrian athletes, from 2005 to 2012; MoneyGram International, a global payment services company, and served as chair of its audit committee, from 2010 to 2013. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather holds a Master of Arts degree from Cambridge University.

Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.

Leslie Kilgore has served as one of the Company’s directors since 2012. Since 2010, Ms. Kilgore has been a director of LinkedIn Corporation and serves as chair on its compensation committee. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation in February 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with Internet retailers and consumer product companies provides a unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board.

Executive Officers

For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers	Age	Position
Neil Hunt	52	Chief Product Officer
David Wells	42	Chief Financial Officer
Ted Sarandos	49	Chief Content Officer
David Hyman	48	General Counsel and Secretary
Kelly Bennett	42	Chief Marketing Officer
Tawni Cranz	40	Chief Talent Officer
Greg Peters	43	Chief Streaming and Partnerships Officer
Jonathan Friedland	54	Chief Communications Officer

Neil Hunt has served as the Company’s Chief Product Officer since 2002 and as its Vice President of Internet Engineering from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software. Dr. Hunt has been a non-executive member of Logitech’s board of directors since September 2010. Dr. Hunt holds a doctorate in computer science from the University of Aberdeen, U.K. and a bachelor’s degree from the University of Durham, U.K.

David Wells has served as the Company’s Chief Financial Officer since 2010. From August 2008 to December 2010, he served as Vice President of Financial Planning & Analysis and Director of Operations Planning from March 2004 to August 2008. Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to March 2004. Mr. Wells holds an M.B.A and M.P.P. from The University of Chicago and a Bachelor’s Degree in Commerce from the University of Virginia.

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PROPOSAL ONE

Ted Sarandos has served as the Company’s Chief Content Officer and Vice President of Content since 2000. Prior to joining Netflix, Mr. Sarandos was Vice President of Product and Merchandising for Video City.

David Hyman has served as the Company’s General Counsel since 2002. Mr. Hyman also serves as the Company’s secretary. Prior to joining Netflix, Mr. Hyman served as General Counsel of Webvan, Inc., an Internet-based grocery delivery service. Mr. Hyman holds a J.D. and a B.A. degree from the University of Virginia.

Kelly Bennett has served as the Company’s Chief Marketing Officer since 2012 after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that Mr. Bennett ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development at the company. He previously held executive positions at Dow Jones International and Ignition Media as well as being a partner in online marketing agency Cimex Media. Mr. Bennett is a graduate of Simon Fraser University.

Tawni Cranz has served as the Company’s Chief Talent Officer since 2012. Ms. Cranz joined Netflix in 2007 as a director and became Vice President of Talent in 2011. Prior to Netflix, she was HR director at Bausch & Lomb and held various human resources positions at FedEx Kinko’s. Ms. Cranz holds an EMBA from Claremont University’s Peter F. Drucker and Masatoshi Ito Graduate School of Management and a B.A. in Psychology from the University of California, Santa Barbara.

Jonathan Friedland has served as the Company’s Chief Communications Officer since 2012. Mr. Friedland joined Netflix in February 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland has a MSc. Economics from the London School of Economics and a B.A. from Hampshire College.

Greg Peters has served as the Company’s Chief Streaming and Partnerships Officer since July 2013. From October 2008 to July 2013, Mr. Peters served as VP, Engineering. Prior to joining Netflix, Mr. Peters served as senior vice president of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters holds a degree in physics and astronomy from Yale University.

There are no family relationships among any of our directors, nominees for director and executive officers.

Board Meetings and Committees

The Board held six meetings during 2013. Each Board member attended at least 75% of the aggregate of the Board meetings and meetings of the Board committees on which such director served in 2013.

As of the date of this Proxy Statement, the Board has four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.

Compensation Committee

The Compensation Committee of the Board consists of three non-employee directors: Messrs. Battle, Haley (Chairman) and Hoag. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held five meetings in 2013. Each member attended all of the Compensation Committee meetings held in 2013.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

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PROPOSAL ONE

Audit Committee

The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley, Barton and Ms. Mather (Chairman), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met eight times in 2013. Mr. Barton and Ms. Mather attended all of the Audit Committee meetings in 2013. Mr. Haley attended at least 75% of the Audit Committee meetings held in 2013.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Barton and Hoag (Chairman). The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met three times in 2013 and all the meetings were attended by both members.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

Stock Option Committee

The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee has authority to review and approve the stock options granted to employees, other than to directors or executive officers of the Company pursuant to the Company’s option grant program. The Board has also authorized certain executive officers to review and approve these stock options on behalf of the Stock Option Committee. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allowance or portions thereof not previously granted, including without limitation the monthly option formula.

The Stock Option Committee did not hold meetings in 2013. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

The Compensation Committee consists of Messrs. Haley, Hoag and Battle, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Haley, Hoag or Battle had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Haley, Hoag and Battle, the Company’s Chief Executive Officer and Chief Talent Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”

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PROPOSAL ONE

Director Independence

The Board has determined that each of Messrs. Barton, Battle, Haley and Hoag and Ms. Mather is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at periodic meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

8

PROPOSAL ONE

Policy Regarding Director Attendance at the Annual Meeting

The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.

The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.

The Board’s Leadership Structure

The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

9

PROPOSAL TWO

PROPOSAL TWO	RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2014. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. The Company’s Bylaws do not require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee at its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

During 2013 and 2012, fees for services provided by Ernst & Young was as follows (in thousands):

	2013	2012
Audit Fees	$1,736	$1,327
Tax Fees	467	596
Total	$2,203	$1,923

Audit Fees include amounts related to the audit of the Company’s annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Tax Fees include fees billed for tax compliance, tax advice and tax planning services.

There were no other fees billed by Ernst & Young for services rendered to the Company, other than the services described above, in 2013 and 2012.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2013 services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.

10

PROPOSAL TWO

Required Vote

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

11

PROPOSAL THREE

PROPOSAL THREE	ADVISORY APPROVAL OF EXECUTIVE
OFFICER COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and related tables and disclosure included in this proxy statement. Stockholders may abstain by checking the box labeled “abstain” on the proxy.

As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

12

PROPOSAL FOUR

PROPOSAL FOUR	APPROVAL OF THE COMPANY’S
PERFORMANCE BONUS PLAN

We are asking stockholders to approve a Performance Bonus Plan (the “Plan”) under which we may provide compensation to eligible employees based upon the Company achieving certain performance goals. If approved by stockholders, the Plan could permit us to receive a full federal income tax deduction for compensation (if any) paid under the Plan. Our Board of Directors (the “Board”) has approved the Plan, subject to the approval of our stockholders at the 2014 Annual Meeting of Stockholders. Approval of the Plan requires the affirmative vote of the holders of a majority of the Votes Cast.

We have not offered or paid bonuses to our employees, including executives. As discussed in the Compensation Discussion and Analysis below, we expect all individuals to perform at a level deserving of a bonus and therefore have not established or paid performance bonuses separate from an employee’s total compensation. Our Compensation Committee has also determined not to institute a performance-based bonus program and to forego the tax deduction associated with such a program. However, we evaluate our compensation practices on an ongoing basis and given the level of salary paid to our executives, we believe that having the flexibility to provide tax deductible performance bonuses is appropriate and provides an additional option to the Compensation Committee in determining compensation practices for the Company.

Stockholder approval is not required for Netflix to be able to offer bonuses or other cash incentives to its employees. However, under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company may not receive a federal income tax deduction for compensation (including bonuses) paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives total compensation of more than $1 million in any one year. Notwithstanding that general rule, if the compensation qualifies as “performance-based” under Section 162(m), we still may be able to receive a federal income tax deduction for the compensation, even if total compensation to an affected employee otherwise is more than $1 million during a single year. The Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return under current law. In order for compensation to qualify as performance-based, the plan under which the compensation is paid must (among other things) be approved by stockholders. Therefore, we are asking stockholders to approve the Plan at the Annual Meeting. If stockholders do not approve the Plan, we will not use the Plan and it will be terminated.

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Plan is to provide compensation to key executives based on Company performance. The Plan accomplishes this by paying awards only after the achievement of specified performance goals.

Eligibility to Participate

The Compensation Committee (the “Committee”) of our Board will be the administrator of the Plan. The Committee will have authority to select any employees of the Company and its affiliates to be eligible to earn an award under the Plan. The actual number of employees who will be eligible during any particular year cannot be determined in advance because the Committee has discretion to select the participants. As of the date of this proxy statement, there are no participants in the Plan and the Committee is not obligated to select any participants in the future. At present, the Committee has not made any decisions with respect to utilizing the Plan.

13

PROPOSAL FOUR

Target Awards and Performance Goals

Under the Plan, the Committee assigns each participant a target award and performance goal or goals for a performance period set by the Committee. The participant’s target award typically will be expressed as a dollar amount or as a percentage of his or her base salary.

Each performance period will last from one to twelve fiscal quarters (in other words, each performance period will be no shorter than approximately three months nor longer than approximately thirty-six months), as determined by the Committee. More than one performance period may exist at any one time and the performance periods may vary in length. However, no individual may participate in more than four performance periods at any one time.

For each performance period, the Committee will specify one or more performance goal(s) that must be achieved before an award actually will be paid to the participant for that performance period. The performance goals set by the Committee may require the achievement of objectives for one or more of:

•	Revenue

•	Subscriber metrics, including net and gross subscription additions, total membership as well as retention

•	Profit, including contribution profit

•	Margins, including contribution margins

•	Cash Flow

•	Technology advances and innovations

•	Brand or product recognition or awards

•	Stock price

The Committee may choose to set target goals: (1) in absolute terms, (2) in relative terms (including, but not limited to, the passage of time, historical results, and/or against other companies or financial metrics), (3) on a per share and/or per capita basis, (4) against the performance of the Company as a whole or against particular business units, lines or products of the Company, (5) on a pre-tax or after-tax basis, and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Performance goals may differ from participant to participant, from performance period to performance period and from award to award. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than GAAP).

Actual Awards

After a performance period ends, the Committee will certify in writing the extent to which the specified performance goals actually were achieved or exceeded. The actual award that is earned, if any, will be determined using an objective formula that increases or decreases the participant’s award based on the level of actual performance attained. The Committee has discretion to reduce or eliminate (but not to increase) the actual award otherwise payable to any participant based on actual performance. In any case, the Plan limits actual awards to a maximum of $15 million per participant for any fiscal year of the Company, even if actual performance versus the specified goals otherwise would entitle the participant to a greater payout.

Any actual award that is earned generally will be paid in cash no later than 60 days after the performance period ends. The Committee (in its discretion) also may choose to pay bonuses to Plan participants outside of the Plan on terms established by the Committee from time to time. Any such bonuses would not qualify as performance-based under Section 162(m).

14

PROPOSAL FOUR

Administration

The Committee will administer the Plan, unless and until the Board chooses a different Committee (comprised solely of members of the Board) to administer the Plan. Members of the committee that administers the Plan must qualify as outside directors under Section 162(m). Subject to the terms of the Plan, the Committee has sole discretion to:

•	Select the employees who will be eligible to receive awards;

•	Determine the target award for each participant;

•	Determine the performance goals that must be achieved before any actual awards are paid;

•	Establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	Interpret the provisions of the Plan.

Tax Effects of the Plan

As described above, the Plan is designed to allow the Committee to pay bonuses that are intended to qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of our other three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of those persons receives total compensation of more than $1 million in any one year. “Performance-based” compensation that qualifies under Section 162(m) is exempt from this $1 million limitation. The Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return (subject to future changes in tax laws and other circumstances). The Company also may choose to pay other or additional compensation outside of the Plan that is not intended to qualify as performance-based compensation (and that therefore may not be tax deductible for the Company). For example, base salaries do not qualify as performance-based compensation and any bonuses that we pay that are outside of the Plan also would not qualify as performance-based compensation.

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the Plan at any time and for any reason. An amendment will be subject to stockholder approval to the extent necessary under Section 162(m).

Required Vote

The affirmative vote of the holders of a majority of the Votes Cast is required for approval of the Company’s Performance Bonus Plan.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPANY’S PERFORMANCE BONUS PLAN.

15

PROPOSAL FIVE

PROPOSAL FIVE	STOCKHOLDER PROPOSAL TO REPEAL
CLASSIFIED BOARD

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. The Florida State Board of Administration, 1801 Hermitage Boulevard, Tallahassee, FL 32308, the beneficial owner of no less than 93,765 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

RESOLVED, that shareholders of Netflix, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2015 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2015 from completing the term for which such director was elected.

Supporting Statement

This resolution was submitted by the Florida State Board of Administration. The Shareholder Rights Project served as the proponent’s representative and advisor in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, during the period January 1, 2012 to June 30, 2013:

•	More than 90 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

16

PROPOSAL FIVE

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Harvard Shareholder Rights Project (“SRP”) believes in a “one size fits all” philosophy with respect to classified boards: that is, declassify them all. The SRP, on behalf of certain institutional investors, has zealously and broadly advocated this philosophy without regard for the specific facts and circumstances of the companies targeted with their proposal. To this end, SRP – represented institutional investors have submitted approximately 200 similar declassification proposals in the past three years. In addition, in the 2013 proxy season, the Florida State Board of Administration (“FSBA”), the proponent of this resolution, had the SRP submit six declassification proposals on its behalf.

The Board believes that adhering to a “one size fits all” corporate governance philosophy is unwise and that declassification is not in the best interest of Netflix stockholders. In particular, the Board believes that a classified board encourages directors to look to the long-term best interest of Netflix and its stockholders by strengthening the independence of non-employee directors against the often short-term focus of certain investors and special interests. In addition, a classified board allows for a stable and continuous board, providing institutional perspective both to management and other directors. The Board also believes that a classified board reduces vulnerability to potentially abusive takeover tactics by encouraging persons seeking control of Netflix to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all stockholders. These benefits are particularly important for our stockholders as Netflix operates in a highly competitive and extremely dynamic marketplace.

The proponent and the SRP repeatedly cite to a number of studies – dated between 2002 and 2008, some of which were conducted by the head of the SRP itself – in an attempt to argue that classified boards are associated with lower firm value and gains to stockholders. However, these studies have been called into question by more recent and more comprehensive research. For example, a recent study on the question of classified boards “calls into question the interpretation of the evidence in the [previous] literature” and “casts doubt” on the empirical research upon which proponents rely. (Cremers, Litov and Sete, December 2013, at 3) This study used data from a comprehensive set of companies from 1978-2011. The study concludes that “firm value goes up if the board changes from a single class of directors to a staggered board (and the reverse for de-staggering).” Id. at 4. This finding is “robust and both economically and statistically significant.” Id. at 4. “These results challenge the common understanding that staggered boards are primarily a mechanism to help entrench management from the discipline of stockholders or the market of [sic] corporate control. In addition, [these results] question the guidelines of the shareholder voting (proxy) advisors that generally recommend to vote against the adoption of a staggered board and, likewise, in favor of the removal of a staggered board.” Id. at 37 (citing to ISS and Glass Lewis guidelines).

An additional study (Johnson, Karpoff, and Yi, 2014) examines companies that went public from 1997-2005, a sample that includes Netflix. It finds that “at IPO firms whose values depend heavily on their relationships with customers, suppliers, and strategic partners, takeover defenses appear to increase value…” (id. at 41) “These takeover defenses include the use of classified boards (at 17, 46-47, Internet Appendix). The management stability induced by these defenses appears to “encourage[ ] … counterparties – including large customers, dependent suppliers, and strategic partners – to make long-term relationship-specific investments.” Id. at 5.

Thus, recent research contradicts the studies cited by the proponent and supports the position of the Board in opposition to the proposal and calls into question the efficacy of declassifying boards as a matter of good corporate governance.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.

17

PROPOSAL FIVE

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD.

18

PROPOSAL SIX

PROPOSAL SIX	STOCKHOLDER PROPOSAL FOR DIRECTOR
ELECTION MAJORITY VOTE STANDARD

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Ed Durkin, United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, Washington, DC 20001, the beneficial owner of no less than 627 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

Resolved: That the shareholders of Netflix, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

Netflix’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

In recent years, approximately 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The Netflix Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a postelection director resignation policy would establish a meaningful right for shareholders to elect directors at Netflix, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard in director elections.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

As with Proposal Five, majority voting for directors is one of the items that has become part of the standard playbook by those who support the “one size fits all” method of corporate governance.

The Board does not believe that majority voting in the uncontested election of directors augments the role of stockholders in the election of directors and that adopting such a majority voting standard introduces unnecessary legal uncertainty into the Company’s corporate governance. Further, Netflix has had plurality voting in place since the Company’s initial public offering, and the Board believes that this practice has served the Company well.

19

PROPOSAL SIX

Plurality voting is the default standard under Delaware law for the election of directors. It assures that a corporation does not have “failed elections.” That is, an election in which a director is not chosen and a vacancy on the board results. If directors are not elected or otherwise required to resign upon failing to receive a majority of votes cast, as indicated by the current proposal, the Company may face legal uncertainty as to satisfying certain Nasdaq listing requirements or other corporate governance regulations, such as those relating to the independence of directors, committee composition or the maintenance of an audit committee financial expert. The proponent’s suggestion that a resignation policy can mitigate the risks associated with a failed election merely highlights the concern and pitfalls of majority voting. Such contortions in the director voting process are unnecessary given that under the plurality voting standard, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. Institutional and retail investors successfully utilize withhold vote campaigns to influence corporate policies and director elections. The use of withhold votes, as opposed to implementation of majority voting, provides the Board with flexibility in appropriately responding to stockholder dissatisfaction without concern for potential corporate governance complications arising from a failed election. In addition, stockholders who are truly dissatisfied with director candidates have the ability to nominate alternative candidates and also may make recommendations for nominations directly to the Company’s Nominating and Governance committee.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR DIRECTOR ELECTION MAJORITY VOTE STANDARD.

20

PROPOSAL SEVEN

PROPOSAL SEVEN	STOCKHOLDER PROPOSAL FOR RIGHT
TO VOTE REGARDING POISON PILLS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no less than 70 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

Supporting Statement

Resolved, shareholders request that our Board adopt a rule to redeem any current or future Poison Pill unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

“Poison pills… prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” — “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001. “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.” — Morningstar.com, Aug. 15, 2003.

GMI Ratings, an independent investment research firm, reported that the percentage threshold required to trigger the Netflix poison pill was 10%. This proposal may obtain a majority vote because Netflix shareholders supported 2 other shareholder-friendly governance changes at our 2013 annual meeting:

•	Majority Voting for Directors, sponsored by the California State Teachers’ Retirement System 81%-vote in favor.

•	Independent board chairman, sponsored by the Comptroller, City of New York 73%-vote in favor.

Please vote to protect shareholder value: Right to Vote Regarding Poison Pills – Proposal 7

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board believes that a stockholder rights agreement (or as referred to by proponent, a “poison pill”) can be an important tool in helping to defend a company against coercive or otherwise unfair takeover tactics and to preserve and maximize stockholder value. A stockholder rights agreement is not intended to, and does not, prevent an acquisition on terms that are fair and equitable to all stockholders. Rather, a stockholder rights agreement simply encourages potential acquirers to negotiate with a company’s board of directors and thereby foster takeover offers that are fair and in the best interests of all of stockholders. As such, the Board believes that stockholder rights agreements are consistent with good corporate governance principles and strengthen the ability of the Board to fulfill its fiduciary duties under Delaware law.

The Board believes that the proponent’s proposal requiring stockholder approval of stockholder rights agreements could impede the Board’s ability to act in the best interest of stockholders by undermining the Board’s authority to implement, modify and maintain a stockholder rights agreement in the face of ongoing coercive or otherwise unfair takeover tactics. In responding to such threats, particularly given the long-term focus of the Company’s business strategy and the dynamic market within which it operates, the Board believes that its stockholders will be best served by the Board continuing to have full flexibility to adopt and maintain a stockholder rights agreement.

The Board disagrees with the proponent’s view on the effects of stockholder rights agreements on stockholder value. Contrary to the isolated quotes cited by the proponent, studies have suggested that stockholder rights agreements promote

21

PROPOSAL SEVEN

stockholder value. Studies have shown that corporations with stockholders rights agreement generally obtained higher takeover premiums than companies without such plans. (See, for example, Heron and Lie, “The Use of Poison Pills and Defensive Payouts by Takeover Targets,” 2006).

Moreover, the Board believes its own implementation and recent termination of the Company’s stockholder rights agreement demonstrate both the value and appropriateness of maintaining for the Board full flexibility concerning such agreements. In November 2012, in the wake of a significant drop in the Company’s stock price and the rapid accumulation of stock by an activist stockholder with a stated intention to facilitate an acquisition of the Company, the Board adopted a stockholder rights agreement. The goal of implementing such agreement was to protect stockholders from coercive or otherwise unfair takeover tactics, and thereby preserve and maximize value for all stockholders. In late 2013, the activist stockholder reduced its holdings as a result of significant appreciation in the stock driven, the Board believes, largely by the Company’s continued pursuit and execution of its long-term plans, which execution could have been jeopardized absent the stockholder rights agreement implemented by the Board. In December 2013, shortly after the activist reduced its holdings to under 5%, the Board terminated the stockholder rights agreement. Impeding the Board’s ability to utilize a stockholder rights agreement could have resulted in significant diminution in stockholder value.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Seven.

Required Vote

The affirmative vote of the majority of Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR RIGHT TO VOTE REGARDING POISON PILL.

22

PROPOSAL EIGHT

PROPOSAL EIGHT	STOCKHOLDER PROPOSAL FOR
CONFIDENTIAL VOTING

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 100 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

Supporting Statement

Shareholders request our Board of Directors to take the steps necessary to adopt a bylaw that prior to the Annual Meeting, the outcome of votes cast by proxy on uncontested matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. This enhanced confidential voting requirement should apply to:

•	Management-sponsored or Board-sponsored resolutions seeking approval of executive pay or for other purposes, including votes mandated under applicable stock exchange rules

•	Proposals required by law, or the Company’s Bylaws, to be put before shareholders for a vote (such as say-on-pay votes)

•	Rule 14a-8 shareholder proposals included in the proxy

This enhanced confidential voting requirement shall not apply to elections of directors, or to contested proxy solicitations, except at the Board’s discretion. Nor shall this proposal impede our Company’s ability to monitor the number of votes cast to achieve a quorum, or to conduct solicitations for other proper purposes.

Netflix management is now able to monitor voting results and take steps to influence the outcome on matters where they have a direct self-interest such as the ratification of lucrative stock options.

Netflix shareholders supported 4 other shareholder-friendly governance changes at our 2013 annual meeting:

88%-vote for Annual Election of Each Director, sponsored by the Florida State Board of Administration.

81%-vote for Majority Voting for Directors, sponsored by the California State Teachers’ Retirement System.

81%-vote for a Simple Majority Vote Standard, sponsored by John Chevedden.

73%-vote for Independent Board Chairman, sponsored by the Comptroller, City of New York.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, reported that 3 of our directors received more than 48% in negative votes: Ann Mather on our audit committee, Timothy Haley on our audit and executive pay committees and Leslie Kilgore, an inside related director, exceed 50% in negative votes. Ann Mather and Jay Hoag were potentially over-committed with director duties at 4 companies each.

In March 2013, Netflix agreed to pay nearly $9 million to settle a consumer privacy lawsuit. Netflix was sued because it stored records of consumer watching behavior for at least two years, in violation of the Video Piracy Protection Law of 1988. Netflix was rated by GMI as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 99% of companies. On October 22, 2013, it was reported that Carl Icahn had cashed in big on Netflix taking advantage of a 457% gain in its shares since he bought more than 9% of Netflix only 14 months ago.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value: Confidential Voting – Proposal 8

23

PROPOSAL EIGHT

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The Board believes that our current voting procedures are in the best interests of our stockholders and that the proponent’s proposal is unnecessary and, as such, should not be adopted.

We communicate with our stockholders and monitor the voting tally for a variety of lawful purposes, which we believe are customary and beneficial to stockholders. For example, we may contact larger stockholders to urge them to cast their votes to assure a quorum, to ask if they have any questions about the upcoming stockholder meeting or our proxy disclosures, or to learn more about their decision-making processes. Additionally, we may also contact our stockholders as part of the proxy process, to inform such stockholders of our views and the reasons for these views.

The Board has a fiduciary duty to act in the best interests of the Company and our stockholders. The Board is charged with approving proposals which the Board believes to be in the best interest of stockholders. Likewise, the Board opposes proposals it believes to not be in the best interests of stockholders. The Board can most efficiently advocate for or oppose proposals when it is aware of the voting tally results and is permitted to discuss proposals with stockholders. Thus, the proposal effectively seeks to limit the Board’s ability to carry out its legal obligations to all stockholders.

The proponent’s proposal is not just potentially harmful, it is also unnecessary. The majority of our stockholders already vote confidentially or can easily do so should they choose to. Stockholders who hold their stock in “street name” can easily choose not to disclose their identity to the Company, and as such these stockholders have the means to vote confidentially. For shares registered directly in the name of the stockholder, the stockholder may attain confidential voting by re-registering their shares in street name.

The proponent suggests, without any factual support, that the Company’s officers and directors engage in self-interested behavior when contacting stockholders. This is not accurate. Furthermore, the proponent raises a host of corporate governance and operational issues unrelated to the proposal. These statements are not relevant to the merits of the proposal.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Eight.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” STOCKHOLDER PROPOSAL FOR CONFIDENTIAL VOTING.

24

PROPOSAL NINE

PROPOSAL NINE	STOCKHOLDER PROPOSAL FOR AN
INDEPENDENT BOARD CHAIR

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal. John C. Liu, The City of New York, 1 Centre Street, New York, NY 10007, the beneficial owner of no less than 163,209 shares of the Company’s common stock, has notified the Company of its intent to present the following proposal at the Annual Meeting.

RESOLVED: Shareholders of Netflix, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

Supporting Statement

The role of the CEO is to run the company. The role of the board of directors is to provide independent oversight of management and the CEO.

At present, the Company’s CEO also serves as chairman of the board, a conflict of interest that we believe can result in excessive management influence on the board and weaken the board’s independent oversight of management. The consequences can include higher executive compensation, lower shareholder returns, more aggressive risk-taking, and ultimately less sustainable companies for the long-term.

According to a June 2012 study of 180 North American companies with market capitalization over $20 billion (“The Costs of a Combined Chair/CEO,” GMI Ratings), shareholders pay out more when there is a non-independent chair at the helm. The median total compensation paid to a combined chair/CEO was $16.1 million, 73% more than the $9.3 million paid in total to the positions of CEO and an independent chair.

Companies with a separate chair (independent or non-independent) and CEO also appear to perform better and to be more sustainable over the longer term, according to the GMI study. The 5-year total shareholder return was found to be 28% higher, and the GMI risk ratings lower, at these companies.

Board leadership structure in the U.S. is trending towards an independent chair. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chair believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more than 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).

The proposal received 73.4% support last year. We urge shareholders to support our proposal for an independent board chairman.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders. Once again, this proposal is one of the several general proposals supported by those who believe in a “one size fits all” form of corporate governance.

25

PROPOSAL NINE

The Board currently combines the role of Chairman and Chief Executive. The Board has combined these positions since the Company has been a public company, and believes that this practice has served the Company well. The Board further believes that, for Netflix, the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution.

Furthermore, the Board has appointed Jay Hoag as our lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

The Board believes that the appointment of a lead independent director augments its current governance oversight practices and provides substantially the same benefits sought by the proponents (e.g., mitigate excessive management influence on the board and strengthen independent oversight of management) without eliminating the benefits of combining the Chairman and Chief Executive Officer responsibilities.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions. The Board is comprised of a majority of independent directors and all members of the Audit, Compensation and Nominating and Governance Committees are independent. As a result, the oversight of critical issues such as the integrity of our financial statements, the efficacy of our enterprise risk management, executive compensation decisions (including for Mr. Hastings), and the development and implementation of our corporate governance policies and practices is entrusted to independent directors. Furthermore, our independent directors routinely meet outside the presence of executive management to review various matters, including management performance and effectiveness.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Nine.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIR.

26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 11, 2014 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 11, 2014 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	5,166,144	8.62%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	4,902,782	8.18%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,276,574	5.47%
Reed Hastings (4)	2,414,897	3.93%
Jay C. Hoag (5) 528 Ramona Street Palo Alto, CA 94301	1,590,997	2.65%
Neil Hunt (6)	220,431	*
Ted Sarandos (7)	69,275	*
Richard N. Barton (8)	56,526	*
A. George (Skip) Battle (9)	53,852	*
David Hyman (10)	39,359	*
Leslie Kilgore (11)	36,641	*
Timothy M. Haley (12) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	24,079	*
Ann Mather (13)	11,916	*
David Wells (14)	8,528	*
All directors and executive officers as a group (15 persons) (15)	4,552,295	7.36%
*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	As of December 31, 2013, based on information provided by Capital Research Global Investors in the Schedule 13G filed February 13, 2014.

(2)

As of December 31, 2013, based on information provided by T. Rowe Price Associates, Inc. in the Schedule 13G filed February 10, 2014. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of

27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	As of December 31, 2013, based on information provided by The Vanguard Group Inc. in the Schedule 13G filed February 12, 2014.

(4)	Includes options to purchase 1,452,682 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the record holder of 962,215 of the Company’s shares.

(5)	Includes (i) 985,009 shares that are directly held by TCV VII, L.P. (“TCV VII”), (ii) 511,532 shares that are directly held by TCV VII (A), L.P. (“TCV VII (A)”), (iii) 8,519 shares that are directly held by TCV Member Fund, L.P. (“Member Fund”), (iv) options to purchase 9,687 shares held by Jay C. Hoag, (v) 63,854 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (vi) 12,396 shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay Hoag and eight other individuals (the “Class A Directors”) are Class A Directors of Technology Crossover Management VII, Ltd. (“Management VII”) and limited partners of Technology Crossover Management VII, L.P. (“TCM VII”) and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A Directors, Management VII and TCM VII may be deemed to beneficially own the securities held by TCV VII, TCV VII (A) and Member Fund, but each of the Class A Directors, Management VII and TCM VII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However with respect to 8,030 of the options, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)	Includes options to purchase 139,645 shares.

(7)	Includes options to purchase 69,275 shares.

(8)	Includes options to purchase 50,183 shares.

(9)	Includes options to purchase 44,352 shares. Mr. Battle is a trustee of the A. George Battle 2012 Separate Property Trust, which is the record holder of 9,500 of the Company’s shares.

(10)	Includes options to purchase 34,129 shares.

(11)	Includes options to purchase 25,613 shares.

(12)	Includes options to purchase 24,079 shares.

(13)	Includes options to purchase 11,916 shares.

(14)	Includes options to purchase 8,528 shares.

(15)	Includes, without duplication, the shares and options listed in footnotes (4) through (14) above.

28

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The Company’s compensation philosophy, which is the same for its Named Executive Officers and all other salaried employees, is premised on the Company’s desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.

The Company’s compensation program centers around the concept of total compensation. Total compensation is expressed in a dollar-denominated amount, but as described in more detail below, may be allocated between the two primary elements of the Company’s compensation program: salary and stock options. The Company does not currently provide a program of performance bonuses, including for its Named Executive Officers. The Company expects all individuals to perform at a level deserving of a bonus and therefore such bonus amounts are taken into consideration in determining total compensation for the Company’s employees. However, as described in Proposal Four, the Company is asking Stockholders to approve a bonus plan to give the Company flexibility to provide tax deductible performance bonuses. The Company has not made any decisions with respect to utilizing this plan.

Determining Total Compensation

In determining the appropriate level of total compensation for its Named Executive Officers, the Compensation Committee (A) reviews and considers the performance of each Named Executive Officer and (B) considers, for each Named Executive Officer, the estimated amount of total compensation:

(i)	the Company would be willing pay to retain that person;

(ii)	the Company would have to pay to replace the person; and

(iii)	the individual could otherwise command in the employment marketplace.

The Chief Executive Officer, in consultation with the Chief Talent Officer, reviews comparative data derived from market research and publicly available information for each of the Named Executive Officers. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding total compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and then determines the total compensation for each Named Executive Officer, as it deems appropriate.

The Chief Executive Officer’s total compensation is determined by the Compensation Committee outside the presence of the Chief Executive Officer. The Committee’s decision regarding total compensation for the Chief Executive Officer is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the Chief Executive Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the Chief Executive Officer’s total compensation, the Compensation Committee is also mindful of the results of the shareholder’s Advisory Vote on Executive Compensation for the prior year.

For 2014, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, to assess the competitiveness of the Chief Executive Officer’s compensation, obtain a general understanding of chief executive compensation practices in the marketplace and as a resource for its deliberations concerning the Chief Executive Officer specific total compensation. The Compensation Committee did not use the information from Compensia, however, with the goal of setting a specific target compensation level based upon the percentiles derived from such other companies. The Compensation Committee worked with Compensia in determining an appropriate peer group of companies, in particular assuring that the peer group contained a mix of technology and entertainment related companies. The peer group of companies was also selected based upon having, as of August 2013, a market capitalization and revenue of approximately 0.25

29

COMPENSATION DISCUSSION AND ANALYSIS

to 3 times that of the Company. The peer group was compromised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, Cablevision Systems, Charter Communications, Discovery Communications, Electronic Arts, Expedia, Groupon, IAC/InterActiveCorp, Intuit, LinkedIn, priceline.com, Scripps Networks Interactive, Sirius XM Radio, Virgin Media, and Yahoo. In 2012 and 2013, Compensia also provided comparative data for helping review and determine total compensation for the Named Executive Officers. The peer group for 2013 was compromised of the following companies: Advanced Micro Devices, AOL, Autodesk, BMC Software, Brocade Communications Systems, EchoStar, Electronic Arts, Expedia, Freescale Semiconductor, Groupon, IAC/InterActiveCorp., JDS Uniphase, KLA-Tencor, LSI, Marvell Technology Group and NVIDIA. Total fees paid to Compensia were less than $120,000 in each year.

With respect to each of the Named Executive Officers, in determining total compensation, the Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

In determining the Chief Product Officer’s total compensation, the Committee considered Mr. Hunt’s growing responsibility for development and deployment of the Company’s engineering systems and product offerings as well as the continued market demand for engineering talent. In determining the Chief Content Officer’s total compensation, the Committee considered Mr. Sarandos’s significant contributions to the Company’s original content strategy and the market demand for high-level content programming talent. In determining the Chief Financial Officer’s total compensation, the Committee considered Mr. Wells’s performance in managing the finance organization as the Company business continues to evolve and grow internationally. In determining Mr. Hyman’s total compensation, the Committee considered the factors outlined above, including the General Counsel’s performance in leading our legal function and attendant areas of increased and diverse responsibility. In determining the Chief Streaming and Partnerships Officer’s total compensation, the Committee considered Mr. Peters’s performance in maintaining and expanding our relationships with various consumer electronics manufactures and network operators as well as his continued development of the Netflix streaming platform.

The Company’s compensation practices are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in refinements to the compensation program, including changes in how total compensation is determined and awarded. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in total compensation or, in the case of under performers, demotion, a reduction in total compensation or termination.

Elements of Total Compensation

After determining the total compensation amount for each Named Executive Officer by the method described above, the total compensation amount for each individual is divided into the two key elements of salary and stock options. This allocation is made pursuant to the compensation preferences of each Named Executive Officer who selects a combination of salary and stock options within the parameters of their total compensation. For 2013, the Named Executive Officers were limited to allocating no more than 50% of their total compensation toward stock options. For 2014, all Company employees, including the Named Executive Officers, are limited to allocating no more than 50% of their total compensation toward stock options. The amount of total compensation allocated to salary is considered cash compensation and paid through payroll during the year on a bi-weekly basis. The amount of total compensation allocated to stock options is referred to as the stock option allowance and while it is expressed in a dollar denomination, it is merely used by the Company to calculate the number of stock options to be granted in the manner described below. The stock option allowance amount is not available to the employees as cash compensation, except in instances where severance payments are made and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.

All employees who are eligible to receive stock options as part of their compensation package may elect any combination of salary and stock options, subject to the limitation described above. After determining the amount of total compensation to be allocated to stock options, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. The actual number of

30

COMPENSATION DISCUSSION AND ANALYSIS

options to be granted is determined by the following formula: the monthly dollar amount of the stock option allowance / ([fair market value on the date of option grant] * 0.20). For stock option accounting purposes, the dollar value of stock options granted by the Company are appreciably higher than the dollar value of the Stock Option Allowance (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table below). While any valuation of options is inherently subjective, the Company believes that its formula for granting options helps encourage stock ownership and therefore serves as an effective vehicle for helping align stockholder interests with the compensation of employees. Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.

As shown in the table below, the Company’s Named Executive Officers elected to receive a significant portion of their total compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.

In 2012 and 2013, the salary and stock option components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2012 and 2013):

Name and Position	2012 Annual Salary	2012 Annual Stock Option Allowance	2012 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$500,000	$1,500,000	$125,000
Neil Hunt Chief Product Officer	1,000,000	1,500,000	125,000
David Hyman General Counsel and Secretary	820,000	480,000	40,000
Ted Sarandos Chief Content Officer	1,000,000	1,800,000	150,000
David Wells Chief Financial Officer	490,000	510,000	42,500

Name and Position	2013 Annual Salary	2013 Annual Stock Option Allowance	2013 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$2,000,000	$2,000,000	$166,667
Neil Hunt Chief Product Officer	1,750,000	1,250,000	104,167
David Hyman General Counsel and Secretary	848,000	552,000	46,000
Ted Sarandos Chief Content Officer	2,200,000	1,800,000	150,000
David Wells Chief Financial Officer	770,000	330,000	27,500

31

COMPENSATION DISCUSSION AND ANALYSIS

In 2014, the salary and stock option components for the persons expected to be Named Executive Officers for the fiscal year ending December 31, 2014 are being allocated as follows:

Name and Position	2014 Annual Salary	2014 Annual Stock Option Allowance	2014 Monthly Stock Option Allowance
Reed Hastings Chief Executive Officer and Chairman of the Board	$3,000,000	$3,000,000	$250,000
Neil Hunt Chief Product Officer	1,750,000	1,750,000	145,833
Greg Peters Chief Streaming and Partnerships Officer	1,000,000	1,000,000	83,333
Ted Sarandos Chief Content Officer	2,800,000	2,200,000	183,333
David Wells Chief Financial Officer	950,000	550,000	45,833

Vested stock options granted before June 30, 2004 can be exercised up to three (3) months following termination of employment. Vested stock options granted after June 30, 2004 and before January 1, 2007 can be exercised up to one (1) year following termination of employment. Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.

The Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer executive officers an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling total compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.

Each Named Executive Officer, like all of the Company’s employees, is eligible to receive an additional $15,000 in annual compensation not reflected above that may be used to defray the cost of health care benefits previously paid by the Company. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.

In addition to salary and stock options, all exempt employees, including Named Executive Officers, also have the opportunity to participate in the Company’s 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k) fund. Each of the Named Executive Officers except for the Chief Executive Officer participated in this program in 2013 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.

The Company also maintains a group term life insurance policy for all full-time employees, and a portion of the taxable amounts attributable to each Named Executive Officer is shown in the tables in this Proxy Statement.

Termination-Based Compensation and Change in Control Retention Incentives

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Under this plan, each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver

32

COMPENSATION DISCUSSION AND ANALYSIS

and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee.

The Company also has a plan for its director level employees that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of base pay and six (6) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. While director level employees are not guaranteed any severance, to the extent any severance is provided, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.

The Company believes that it was appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.

The benefits owing under the plans are to be paid to the beneficiary by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “base pay,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.7 to the Company’s Form 10-K filed on February 1, 2013.

Tax Considerations

The Compensation Committee considered the potential impact of Section 162(m) of the Internal Revenue Code on executive officer compensation. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section 162(m). The Company’s stock options grants are intended to qualify as performance-based under Section 162(m); however, cash compensation paid to the Company’s executive officers in excess of $1 million is not intended to qualify as performance-based. The Compensation Committee has determined that it is appropriate and in the best interest of shareholders to allow cash compensation to exceed $1 million. In permitting cash compensation to exceed $1 million, the Compensation Committee determined that, at present, the amount of tax deduction lost to the Company did not warrant the costs associated with establishing and implementing a “bonus” program. Furthermore, the Compensation Committee determined that the current compensation program remained effective at attracting and maintaining executive talent. The Compensation Committee will continue to evaluate the implications of 162(m) on the Company and its compensation program.

The Committee’s Consideration of the 2013 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2013, 96% of the shares voted approved the compensation of our named executive officers. At the time of the 2013 vote, the Committee had already approved the design and goals of our executive compensation program for 2013. The Committee reviewed these voting results and concluded that the 2013 vote affirmed shareholder support of the Company’s approach to executive compensation and has not materially changed its compensation policies and decisions with respect to 2014.

33

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Summary Executive Compensation

The following summary executive compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Reed Hastings	2013	$1,952,308	$5,779,583	$966 (2)	$7,732,857
Chief Executive Officer, President, Chairman of	2012	509,615	5,033,860	966 (2)	5,544,441
the Board	2011	500,000	8,788,080	966 (2)	9,289,046
Neil Hunt	2013	1,731,154	3,750,199	8,616 (3)	5,489,969
Chief Product Officer	2012	1,009,615	4,476,661	8,466 (4)	5,494,742
	2011	994,872	2,595,553	7,980 (5)	3,598,405
David Hyman	2013	856,923	1,611,650	8,280 (6)	2,476,853
General Counsel	2012	822,692	1,451,559	4,242 (7)	2,278,493
	2011	641,538	1,025,278	7,495 (8)	1,674,311
Ted Sarandos	2013	2,163,846	5,312,216	10,860 (9)	7,486,922
Chief Content Officer	2012	1,005,898	5,455,957	10,548 (10)	6,472,403
	2011	903,233	4,009,802	14,480 (11)	4,927,515
David Wells	2013	769,231	1,018,369	8,070 (12)	1,795,670
Chief Financial Officer	2012	496,154	1,533,778	7,920 (13)	2,037,852
	2011	411,058	983,464	7,770 (14)	1,402,292
(1)	Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allowance amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allowance amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 8 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on February 3, 2014.

(2)	Includes taxable amounts attributable to the employee under our group term life insurance policy.

(3)	Includes $7,650 representing our matching contribution made under our 401(k) plan and $966 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(4)	Includes $7,500 representing our matching contribution made under our 401(k) plan and $966 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(5)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $630 for taxable amounts attributable to Mr. Hunt under our group term life insurance policy.

(6)	Includes $7,650 representing our matching contribution made under our 401(k) plan, and $630 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

(7)	Includes $3,612 representing our matching contribution made under our 401(k) plan, and $630 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

34

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

(8)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $145 for taxable amounts attributable to Mr. Hyman under our group term life insurance policy.

(9)	Includes $3,730 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(10)	Includes $3,418 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(11)	Includes $7,350 representing our matching contribution made under our 401(k) plan, $630 for taxable amounts attributable to Mr. Sarandos under our group term life insurance policy, and a $6,500 auto allowance.

(12)	Includes $7,650 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

(13)	Includes $7,500 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

(14)	Includes $7,350 representing our matching contribution made under our 401(k) plan and $420 for taxable amounts attributable to Mr. Wells under our group term life insurance policy.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2013. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only awards made to the Named Executive Officers. The material terms of these grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Hastings, Reed	01/02/13	6,793	92.01	368,940
Hastings, Reed	02/01/13	5,057	164.80	491,937
Hastings, Reed	03/01/13	4,401	189.37	491,951
Hastings, Reed	04/01/13	4,568	182.43	488,531
Hastings, Reed	05/01/13	3,914	212.91	488,525
Hastings, Reed	06/03/13	3,754	221.97	488,493
Hastings, Reed	07/01/13	3,716	224.28	491,073
Hastings, Reed	08/01/13	3,345	249.12	491,003
Hastings, Reed	09/03/13	2,884	289.00	491,104
Hastings, Reed	10/01/13	2,567	324.62	495,977
Hastings, Reed	11/01/13	2,531	329.27	496,026
Hastings, Reed	12/02/13	2,290	363.92	496,023
Hunt, Neil	01/02/13	6,793	92.01	368,940
Hunt, Neil	02/01/13	3,160	164.80	307,400
Hunt, Neil	03/01/13	2,750	189.37	307,399
Hunt, Neil	04/01/13	2,855	182.43	305,332
Hunt, Neil	05/01/13	2,446	212.91	305,297
Hunt, Neil	06/03/13	2,346	221.97	305,275

35

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Hunt, Neil	07/01/13	2,322	224.28	306,855
Hunt, Neil	08/01/13	2,091	249.12	306,932
Hunt, Neil	09/03/13	1,802	289.00	306,855
Hunt, Neil	10/01/13	1,604	324.62	309,913
Hunt, Neil	11/01/13	1,582	329.27	310,041
Hunt, Neil	12/02/13	1,431	363.92	309,960
Hyman, David	01/02/13	2,174	92.01	118,074
Hyman, David	02/01/13	1,396	164.80	135,801
Hyman, David	03/01/13	1,215	189.37	135,815
Hyman, David	04/01/13	1,261	182.43	134,859
Hyman, David	05/01/13	1,080	212.91	134,800
Hyman, David	06/03/13	1,036	221.97	134,810
Hyman, David	07/01/13	1,026	224.28	135,587
Hyman, David	08/01/13	923	249.12	135,485
Hyman, David	09/03/13	796	289.00	135,547
Hyman, David	10/01/13	709	324.62	136,988
Hyman, David	11/01/13	699	329.27	136,990
Hyman, David	12/02/13	632	363.92	136,894
Sarandos, Ted	01/02/13	8,151	92.01	442,696
Sarandos, Ted	02/01/13	4,551	164.80	442,714
Sarandos, Ted	03/01/13	3,961	189.37	442,767
Sarandos, Ted	04/01/13	4,111	182.43	439,656
Sarandos, Ted	05/01/13	3,523	212.91	439,722
Sarandos, Ted	06/03/13	3,379	221.97	439,695
Sarandos, Ted	07/01/13	3,344	224.28	441,913
Sarandos, Ted	08/01/13	3,011	249.12	441,977
Sarandos, Ted	09/03/13	2,595	289.00	441,891
Sarandos, Ted	10/01/13	2,310	324.62	446,321
Sarandos, Ted	11/01/13	2,278	329.27	446,443
Sarandos, Ted	12/02/13	2,061	363.92	446,421
Wells, David	01/02/13	2,310	92.01	125,460
Wells, David	02/01/13	834	164.80	81,130
Wells, David	03/01/13	726	189.37	81,153
Wells, David	04/01/13	754	182.43	80,638
Wells, David	05/01/13	646	212.91	80,630
Wells, David	06/03/13	619	221.97	80,548
Wells, David	07/01/13	613	224.28	81,009
Wells, David	08/01/13	552	249.12	81,027
Wells, David	09/03/13	476	289.00	81,056
Wells, David	10/01/13	424	324.62	81,922
Wells, David	11/01/13	418	329.27	81,920
Wells, David	12/02/13	378	363.92	81,876

36

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Option Exercises and Stock Vested

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2013. All options are fully vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	15,238	36.37	02/02/2014
Hastings, Reed	15,238	34.75	03/01/2014
Hastings, Reed	15,238	35.36	04/01/2014
Hastings, Reed	15,238	26.90	05/03/2014
Hastings, Reed	15,238	32.60	06/01/2014
Hastings, Reed	12,977	35.95	07/01/2014
Hastings, Reed	23,148	20.16	08/02/2014
Hastings, Reed	32,680	14.27	09/01/2014
Hastings, Reed	28,595	16.33	10/01/2014
Hastings, Reed	49,435	9.43	11/01/2014
Hastings, Reed	41,518	11.25	12/01/2014
Hastings, Reed	39,150	11.92	01/03/2015
Hastings, Reed	40,650	11.48	02/01/2015
Hastings, Reed	43,210	10.79	03/01/2015
Hastings, Reed	43,050	10.83	04/01/2015
Hastings, Reed	40,369	11.57	05/02/2015
Hastings, Reed	32,140	14.50	06/01/2015
Hastings, Reed	20,129	16.55	07/01/2015
Hastings, Reed	17,218	19.34	08/01/2015
Hastings, Reed	15,547	21.45	09/01/2015
Hastings, Reed	12,513	26.64	10/03/2015
Hastings, Reed	12,980	25.68	11/01/2015
Hastings, Reed	12,291	27.11	12/01/2015
Hastings, Reed	12,801	26.05	01/03/2016
Hastings, Reed	12,291	27.11	02/01/2016
Hastings, Reed	12,419	26.85	03/01/2016
Hastings, Reed	11,854	28.13	04/03/2016
Hastings, Reed	11,261	29.60	05/01/2016
Hastings, Reed	11,688	28.51	06/01/2016
Hastings, Reed	12,237	27.24	07/03/2016
Hastings, Reed	16,244	20.50	08/01/2016
Hastings, Reed	16,633	20.02	09/01/2016
Hastings, Reed	14,620	22.81	10/02/2016
Hastings, Reed	12,095	27.55	11/01/2016
Hastings, Reed	11,307	29.46	12/01/2016
Hastings, Reed	10,652	26.61	01/03/2017
Hastings, Reed	12,471	22.73	02/01/2017
Hastings, Reed	12,405	22.83	03/01/2017
Hastings, Reed	12,067	23.48	04/02/2017

37

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	12,786	22.15	05/01/2017
Hastings, Reed	13,142	21.57	06/01/2017
Hastings, Reed	14,545	19.48	07/02/2017
Hastings, Reed	16,511	17.16	08/01/2017
Hastings, Reed	15,602	18.14	09/04/2017
Hastings, Reed	13,340	21.22	10/01/2017
Hastings, Reed	10,781	26.29	11/01/2017
Hastings, Reed	11,905	23.78	12/03/2017
Hastings, Reed	10,749	26.35	01/02/2018
Hastings, Reed	13,123	25.39	02/01/2018
Hastings, Reed	10,767	30.94	03/03/2018
Hastings, Reed	9,127	36.51	04/01/2018
Hastings, Reed	10,753	31.00	05/01/2018
Hastings, Reed	10,794	30.89	06/02/2018
Hastings, Reed	12,291	27.10	07/01/2018
Hastings, Reed	11,400	29.22	08/01/2018
Hastings, Reed	10,808	30.84	09/02/2018
Hastings, Reed	11,096	30.04	10/01/2018
Hastings, Reed	14,269	23.36	11/03/2018
Hastings, Reed	15,124	22.04	12/01/2018
Hastings, Reed	11,156	29.87	01/02/2019
Hastings, Reed	9,021	36.95	02/02/2019
Hastings, Reed	9,701	34.35	03/02/2019
Hastings, Reed	7,774	42.87	04/01/2019
Hastings, Reed	7,494	44.48	05/01/2019
Hastings, Reed	8,138	40.94	06/01/2019
Hastings, Reed	8,202	40.62	07/01/2019
Hastings, Reed	7,414	44.97	08/03/2019
Hastings, Reed	7,906	42.15	09/01/2019
Hastings, Reed	7,467	44.62	10/01/2019
Hastings, Reed	6,196	53.80	11/02/2019
Hastings, Reed	5,723	58.23	12/01/2019
Hastings, Reed	7,788	53.48	01/04/2020
Hastings, Reed	13,654	61.03	02/01/2020
Hastings, Reed	11,956	69.70	03/01/2020
Hastings, Reed	11,111	75.00	04/01/2020
Hastings, Reed	8,171	101.99	05/03/2020
Hastings, Reed	7,767	107.29	06/01/2020
Hastings, Reed	7,599	109.66	07/01/2020
Hastings, Reed	8,180	101.88	08/02/2020
Hastings, Reed	6,177	134.91	09/01/2020
Hastings, Reed	5,388	154.66	10/01/2020
Hastings, Reed	4,979	167.37	11/01/2020
Hastings, Reed	4,164	200.14	12/01/2020

38

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hastings, Reed	4,671	178.41	01/03/2021
Hastings, Reed	5,871	212.90	02/01/2021
Hastings, Reed	6,109	204.63	03/01/2021
Hastings, Reed	5,163	242.09	04/01/2021
Hastings, Reed	5,270	237.19	05/02/2021
Hastings, Reed	4,677	267.26	06/01/2021
Hastings, Reed	4,664	267.99	07/01/2021
Hastings, Reed	4,746	263.38	08/01/2021
Hastings, Reed	5,359	233.27	09/01/2021
Hastings, Reed	11,038	113.25	10/03/2021
Hastings, Reed	15,607	80.09	11/01/2021
Hastings, Reed	18,609	67.17	12/01/2021
Hastings, Reed	17,303	72.24	01/03/2022
Hastings, Reed	5,083	122.97	02/01/2022
Hastings, Reed	5,543	112.75	03/01/2022
Hastings, Reed	5,484	113.97	04/02/2022
Hastings, Reed	7,682	81.36	05/01/2022
Hastings, Reed	9,929	62.95	06/01/2022
Hastings, Reed	9,211	67.85	07/02/2022
Hastings, Reed	11,468	54.50	08/01/2022
Hastings, Reed	11,175	55.93	09/04/2022
Hastings, Reed	11,151	56.05	10/01/2022
Hastings, Reed	8,045	77.69	11/01/2022
Hastings, Reed	8,223	76.01	12/03/2022
Hastings, Reed	6,793	92.01	01/02/2023
Hastings, Reed	5,057	164.80	02/01/2023
Hastings, Reed	4,401	189.37	03/01/2023
Hastings, Reed	4,568	182.43	04/01/2023
Hastings, Reed	3,914	212.91	05/01/2023
Hastings, Reed	3,754	221.97	06/03/2023
Hastings, Reed	3,716	224.28	07/01/2023
Hastings, Reed	3,345	249.12	08/01/2023
Hastings, Reed	2,884	289.00	09/03/2023
Hastings, Reed	2,567	324.62	10/01/2023
Hastings, Reed	2,531	329.27	11/01/2023
Hastings, Reed	2,290	363.92	12/02/2023
Hunt, Neil	1,772	101.88	08/02/2020
Hunt, Neil	1,338	134.91	09/01/2020
Hunt, Neil	1,167	154.66	10/01/2020
Hunt, Neil	1,079	167.37	11/01/2020
Hunt, Neil	902	200.14	12/01/2020
Hunt, Neil	1,012	178.41	01/03/2021
Hunt, Neil	1,761	212.90	02/01/2021
Hunt, Neil	1,833	204.63	03/01/2021

39

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hunt, Neil	1,549	242.09	04/01/2021
Hunt, Neil	1,581	237.19	05/02/2021
Hunt, Neil	1,403	267.26	06/01/2021
Hunt, Neil	1,399	267.99	07/01/2021
Hunt, Neil	1,424	263.38	08/01/2021
Hunt, Neil	1,608	233.27	09/01/2021
Hunt, Neil	3,311	113.25	10/03/2021
Hunt, Neil	4,682	80.09	11/01/2021
Hunt, Neil	5,583	67.17	12/01/2021
Hunt, Neil	5,191	72.24	01/03/2022
Hunt, Neil	5,083	122.97	02/01/2022
Hunt, Neil	5,543	112.75	03/01/2022
Hunt, Neil	5,484	113.97	04/02/2022
Hunt, Neil	7,682	81.36	05/01/2022
Hunt, Neil	9,929	62.95	06/01/2022
Hunt, Neil	9,211	67.85	07/02/2022
Hunt, Neil	1,468	54.50	08/01/2022
Hunt, Neil	11,175	55.93	09/04/2022
Hunt, Neil	11,151	56.05	10/01/2022
Hunt, Neil	8,045	77.69	11/01/2022
Hunt, Neil	8,223	76.01	12/03/2022
Hunt, Neil	6,793	92.01	01/02/2023
Hunt, Neil	3,160	164.80	02/01/2023
Hunt, Neil	2,750	189.37	03/01/2023
Hunt, Neil	2,855	182.43	04/01/2023
Hunt, Neil	2,446	212.91	05/01/2023
Hunt, Neil	2,346	221.97	06/03/2023
Hunt, Neil	2,322	224.28	07/01/2023
Hunt, Neil	2,091	249.12	08/01/2023
Hunt, Neil	1,802	289.00	09/03/2023
Hunt, Neil	1,604	324.62	10/01/2023
Hunt, Neil	1,582	329.27	11/01/2023
Hunt, Neil	1,431	363.92	12/02/2023
Hyman, David	372	53.80	11/02/2019
Hyman, David	343	58.23	12/01/2019
Hyman, David	467	53.48	01/04/2020
Hyman, David	819	61.03	02/01/2020
Hyman, David	717	69.70	03/01/2020
Hyman, David	667	75.00	04/01/2020
Hyman, David	490	101.99	05/03/2020
Hyman, David	466	107.29	06/01/2020
Hyman, David	456	109.66	07/01/2020
Hyman, David	491	101.88	08/02/2020
Hyman, David	371	134.91	09/01/2020

40

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Hyman, David	323	154.66	10/01/2020
Hyman, David	299	167.37	11/01/2020
Hyman, David	250	200.14	12/01/2020
Hyman, David	280	178.41	01/03/2021
Hyman, David	705	212.90	02/01/2021
Hyman, David	733	204.63	03/01/2021
Hyman, David	620	242.09	04/01/2021
Hyman, David	632	237.19	05/02/2021
Hyman, David	561	267.26	06/01/2021
Hyman, David	560	267.99	07/01/2021
Hyman, David	570	263.38	08/01/2021
Hyman, David	643	233.27	09/01/2021
Hyman, David	1,325	113.25	10/03/2021
Hyman, David	2,076	72.24	01/03/2022
Hyman, David	1,626	122.97	02/01/2022
Hyman, David	1,774	112.75	03/01/2022
Hyman, David	1,755	113.97	04/02/2022
Hyman, David	1,396	164.80	02/01/2023
Hyman, David	1,215	189.37	03/01/2023
Hyman, David	1,261	182.43	04/01/2023
Hyman, David	1,080	212.91	05/01/2023
Hyman, David	1,036	221.97	06/03/2023
Hyman, David	1,026	224.28	07/01/2023
Hyman, David	923	249.12	08/01/2023
Hyman, David	796	289.00	09/03/2023
Hyman, David	709	324.62	10/01/2023
Hyman, David	699	329.27	11/01/2023
Hyman, David	632	363.92	12/02/2023
Sarandos, Ted	1,616	154.66	10/01/2020
Sarandos, Ted	1,494	167.37	11/01/2020
Sarandos, Ted	1,249	200.14	12/01/2020
Sarandos, Ted	1,401	178.41	01/03/2021
Sarandos, Ted	2,733	212.90	02/01/2021
Sarandos, Ted	2,844	204.63	03/01/2021
Sarandos, Ted	2,404	242.09	04/01/2021
Sarandos, Ted	2,453	237.19	05/02/2021
Sarandos, Ted	2,177	267.26	06/01/2021
Sarandos, Ted	2,171	267.99	07/01/2021
Sarandos, Ted	2,209	263.38	08/01/2021
Sarandos, Ted	2,495	233.27	09/01/2021
Sarandos, Ted	4,551	164.80	02/01/2023
Sarandos, Ted	3,961	189.37	03/01/2023
Sarandos, Ted	4,111	182.43	04/01/2023
Sarandos, Ted	3,523	212.91	05/01/2023

41

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Sarandos, Ted	3,379	221.97	06/03/2023
Sarandos, Ted	3,344	224.28	07/01/2023
Sarandos, Ted	3,011	249.12	08/01/2023
Sarandos, Ted	2,595	289.00	09/03/2023
Sarandos, Ted	2,310	324.62	10/01/2023
Sarandos, Ted	2,278	329.27	11/01/2023
Sarandos, Ted	2,061	363.92	12/02/2023
Wells, David	834	164.80	02/01/2023
Wells, David	726	189.37	03/01/2023
Wells, David	754	182.43	04/01/2023
Wells, David	646	212.91	05/01/2023
Wells, David	619	221.97	06/03/2023
Wells, David	613	224.28	07/01/2023
Wells, David	552	249.12	08/01/2023
Wells, David	476	289.00	09/03/2023
Wells, David	424	324.62	10/01/2023
Wells, David	418	329.27	11/01/2023
Wells, David	378	363.92	12/02/2023

The following table sets forth information concerning each exercise of stock options during 2013 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Reed Hastings	106,666	$29,562,634
Neil Hunt	10,000	2,934,750
David Hyman	40,402	7,993,827
Ted Sarandos	171,250	27,591,801
David Wells	46,111	7,045,542
(1)	Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2013 and is based on 2014 compensation amounts, which went into effect prior to the end of our fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

42

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$4,500,000	$6,000,000
Neil Hunt	2,625,000	3,500,000
David Hyman	1,125,000	1,500,000
Ted Sarandos	3,750,000	5,000,000
David Wells	1,125,000	1,500,000

Compensation of Directors

Ms. Mather receives an annual retainer of $100,000, payable monthly. The remainder of the Company’s directors do not currently receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee Director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee Director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2011 Stock Plan. For Ms. Mather, the actual number of options to be granted is determined by the following formula: $7,000 / ([fair market value on the date of grant] x 0.20). The actual number of options to be granted to all other of the Company’s directors is determined by the following formula: $10,000 / ([fair market value on the date of grant] x 0.20). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant.

Mr. Barton received options to purchase 100,000 shares of the Company’s common stock upon joining the Board in May 2002, but no other current director was granted options upon joining the Board other than the regular monthly grants.

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2013.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Richard N. Barton	$—	$354,042 (1)	$354,042 (3)
A. George (Skip) Battle	—	354,042 (1)	354,042 (4)
Timothy M. Haley	—	354,042 (1)	354,042 (5)
Jay C. Hoag	—	354,042 (1)	354,042 (6)
Leslie Kilgore	—	354,042 (1)	354,042 (7)
Ann Mather	100,000	247,710 (2)	347,710 (8)
(1)	Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
01/02/13	$29,491
02/01/13	29,475
03/01/13	29,510
04/01/13	29,303
05/01/13	29,332
06/03/13	29,279
07/01/13	29,470
08/01/13	29,504
09/03/13	29,459
10/01/13	29,755
11/01/13	29,789
12/02/13	29,675

43

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

(2)	Option awards reflect the monthly grant of stock options to Ms. Mather on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
01/02/13	$20,638
02/01/13	20,623
03/01/13	20,679
04/01/13	20,534
05/01/13	20,470
06/03/13	20,560
07/01/13	20,616
08/01/13	20,550
09/03/13	20,605
10/01/13	20,867
11/01/13	20,774
12/02/13	20,794

(3)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2013 was 49,672.

(4)	Aggregate number of option awards outstanding held by Mr. Battle at December 31, 2013 was 43,841.

(5)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2013 was 37,285.

(6)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2013 was 9,176.

(7)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2013 was 32,425.

(8)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2013 was 11,558.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2013. There were no equity compensation plans or arrangements not approved by security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c) (1)
Equity compensation plans or arrangements approved by security holders	3,526,898 (2)	$95.25	6,192,038 (3)
(1)	Excludes securities reflected in column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Weighted average life is 6.16 years.

(3)	Includes 2,785,721 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan (“ESPP”), as amended, for future issuance. Under the ESPP, certain employees of the Company could elect to purchase shares of Company stock through payroll deductions. The price per share paid by each employee is 85% of the fair market value of the Company’s shares at the beginning of a six-month offering period or at the end of the period, whichever is lower. Each employee generally may purchase no more than $25,000 worth of shares in any year. The ESPP is intended to qualify under section 423 of the Internal Revenue Code. The ESPP permits employees to purchase shares of Company stock through payroll deductions. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume contributions or purchases for the foreseeable future.

Includes 3,406,317 shares of the Company’s common stock reserved under its 2011 Stock Plan that may be issued as stock options under the 2011 Stock Plan to employees, non-employee directors and consultants. The 2011 Stock Plan is administered by the Compensation Committee of the Board of Directors. Stock options, stock

44

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

appreciation rights, restricted stock and restricted stock units may be granted under the 2011 Stock Plan. All options have an exercise price at least equal to 100% of the fair market value of shares on the grant date and have a term of 10 years or less. Options that are forfeited may be returned to the Plan but any shares that actually are issued under the Plan may not be returned to the Plan and the share reserve is reduced by the gross number of shares as to which the options are exercised. No right to vote shares or receive dividends is created until shares actually are issued following the exercise of an option.

Non-executive Compensation Policies

The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm. Any waivers of the Code of Ethics will be posted at that website.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2013 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner.

45

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee of the Board of Directors

Timothy M. Haley
Jay C. Hoag
A. George (Skip) Battle

46

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2013 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Codification of Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with E&Y its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

The Audit Committee also reviewed the fees paid to E&Y during the year ended December 31, 2013 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by E&Y were compatible with maintaining its independence.

The Audit Committee discussed with E&Y the overall scope and plans for its audit. The Audit Committee met with E&Y, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard N. Barton
Timothy M. Haley
Ann Mather

47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Directors and Executive Officers

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Procedures for Approval of Related Party Transactions

The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

48

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way, Edgewood, NY 11717

(800) 542-1061

Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board of Directors

David Hyman

General Counsel and Secretary

April 28, 2014

Los Gatos, California

49

Appendix A

NETFLIX, INC.

PERFORMANCE BONUS PLAN

Effective March 26, 2014

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Netflix, Inc. hereby establishes the Netflix, Inc. Performance Bonus Plan (the “Plan”). The Plan is intended to provide compensation to key executives based on Company performance. The Plan accomplishes this by paying incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of March 26, 2014 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the 2014 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company sponsored plan.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.

2.7 “Company” means Netflix, Inc., a Delaware corporation.

2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.9 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.10 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Maximum Award” means as to any Participant for any Fiscal Year, $15 million. The Maximum Award is the maximum amount which may be paid to a Participant for or during any Fiscal Year.

2.13 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.14 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant, from Performance Period to Performance Period, or from award to award.

2.15 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. The Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) subscriber metrics, including net and gross subscription additions, total membership as well as retention, (c) profit, including contribution profit, (d) margins, including contribution margin, (e) cash flow, (f) technology advances and innovations (g) brand or product recognition or awards, and (i) stock price. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.16 “Performance Period” means any period of at least one Fiscal Quarter or such other longer period but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods under the Plan at any one time.

2.17 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.18 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. However, unless and until otherwise determined by the Committee, an executive who is a Participant for a given Performance Period automatically will be a Participant in subsequent Performance Periods (so long as he or she remains an executive).

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for the Participants for the Performance Period. Each Participant’s Performance Goal shall be determined by the Committee and set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for the Participants. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than sixty (60) days after the end of the Fiscal Year in which such Performance Period ended.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers in any manner that would jeopardize an award’s qualification as performance-based compensation under Section 162(m) of the Code.

5.5 Tax Withholding. The Company shall withhold all applicable taxes (and any other required amounts) from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.

6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.

6.8 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2014 and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 9, 2014, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

If this proxy is properly executed and returned, this proxy will be voted for the specifications made below or if no direction is made, this proxy will be voted “for” the nominees for Class III director set forth below (item 1), “for” items 2, 3 and 4, and “against” items 5, 6, 7, 8 and 9.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect three Class III directors to hold office until the 2017 Annual Meeting of Stockholders.

Reed Hastings

☐ FOR	☐ WITHHELD

Jay C. Hoag

☐ FOR	☐ WITHHELD

A. George (Skip) Battle

☐ FOR	☐ WITHHELD

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of the Company’s executive officer compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve the Company’s Performance Bonus Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Consideration of a stockholder proposal to repeal the Company’s classified board, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Consideration of a stockholder proposal regarding majority vote standard in director elections, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Consideration of a stockholder proposal regarding right to vote regarding poison pills, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	Consideration of a stockholder proposal regarding confidential voting, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	Consideration of a stockholder proposal regarding an independent board chair, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if an address change or comment has been noted on this card    ☐

This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: